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                                                                  EXHIBIT 99.98




July 14, 1998



Board of Directors
CS Holdings International Inc.
Fourth Floor, One Capital Place
P. O. Box 847
Grand Cayman
Cayman Islands, British West Indies

Cooper Industries, Inc. hereby offers to purchase 13,655,000 shares of Wyman-Gordon Company common stock ("W-G stock") at a per share price equal to the closing market price of a share of W-G stock on July 13, 1998, with the closing to take place at 8:00 a.m., Central time, on July 14, 1998.

Payment shall be in the form of a 30-day note, with the interest being computed at 6% per annum on a 365-day basis.

Please indicate your acceptance of the above offer by signing and returning the duplicate copy of this letter enclosed herewith.

Yours truly,

/s/ Diane K. Schumacher

Diane K. Schumacher
Senior Vice President, General Counsel
   and Secretary

                                            Agreed and accepted this 14th day of
                                            July 1998.

                                            CS HOLDINGS INTERNATIONAL INC.

                                            By:    /s/ E. Daniel Leightman
                                            Name:  E. Daniel Leightman
                                            Title: President